Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL HUNTSVILLE, ALABAMA, HOSPITAL TO HUNTSVILLE HOSPITAL HEALTH SYSTEM

FRANKLIN, Tenn. (Jan. 20, 2026) – Community Health Systems, Inc. (NYSE: CYH) announced today that a subsidiary of the Company has signed a definitive agreement to sell substantially all of the assets of 180-bed Crestwood Medical Center in Huntsville, Alabama, and its associated outpatient centers and practices, to Huntsville Hospital Health System for $450 million, subject to adjustment for net working capital and any finance leases assumed by the buyer.

The transaction is expected to close in the second quarter of 2026, subject to closing conditions.

This transaction is among the additional potential divestitures discussed on the Company's third quarter 2025 earnings call and in subsequent public appearances.

Leerink Partners is acting as exclusive financial advisor to the Company for the transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 36 distinct markets across 14 states. The Company’s subsidiaries own or lease 69 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:
Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:
Kevin Hammons

Chief Executive Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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